Exhibit 99.1

Nova Minerals Announces U.S. Redomicile is Complete and Provides a Project Update

Anchorage, Alaska, June 22, 2026 - Nova Minerals Corp (“Nova Minerals” or the “Company”) (NYSE American: NVA | ASX: NVA) is pleased to announce that its redomicile to the United States has been successfully completed and to provide an update on its 2026 field season, with exploration and development activities now well underway.

Highlights

●	Successfully completed redomicile to the United States: The Company’s common stock and listed warrants are now trading on the NYSE American under the ticker symbols “NVA” and “NVAWS”, respectively. Chess Depositary Interests (CDIs) are also trading on the ASX under the ticker symbol “NVA”.
●	Antimony drilling commenced: Drilling at the Stibium antimony-gold prospect commenced in early June from the existing ridge-top drill pad, targeting stibnite-bearing veins identified at surface (Figure 3).
●	Gold drilling commenced: Drilling commenced on 17 June from a new pad at the northern end of the main RPM ridge, targeting gold geochemical anomalies (Figure 1). The 2026 RPM program will continue testing new zones along the two-mile-long ridge while further advancing resource definition at the RPM North and RPM Valley deposits.

●	Major geophysical survey completed: A nearly 2,000 line-mile Z-Axis Tipper Electromagnetic (ZTEM) airborne geophysical survey was recently completed across the Company’s entire claim block. ZTEM has identified numerous reduced intrusion related gold systems (RIRGS) across the region. Results are expected to enhance exploration targeting across the claim block, particularly at RPM and West Wing, with data processing and interpretation pending.

●	Field exploration underway: As seasonal conditions continue to improve, field crews are advancing prospect mapping, sampling and generative exploration programs. Exploration efforts in 2026 are focused on the greater RPM area, West Wing and Portage Pass.

●	Access development underway: Approximately six miles of trail have been established from the airstrip toward Stibium with construction ongoing.

●	Site infrastructure progressing: Camp improvement projects are advancing alongside material site preparation, airstrip expansion work, and engineering and design plans being finalized for construction of antimony processing and refining (Figure 2).

●	Strategic investment in Amara Minerals: Nova has increased its investment in Amara Minerals, participating in a A$500,000 share placement at A$0.005 per share and receiving listed options (1:2, A$0.008 exercise price, expiring 1 May 2029). The investment provides exposure to Amara’s gold–antimony projects in a highly prospective Australian district near Fosterville and Costerfield, with Nova also retaining a right of first refusal over antimony offtake.

Nova Minerals CEO, Mr. Christopher Gerteisen, commented:

“I am pleased to announce that our 2026 field season is now underway and continuing to ramp up, with up to four drill rigs focused on expanding our gold and antimony resources. The Company continues to execute on the Department of Defense-funded antimony project, supported by US$43.4 million in funding, with procurement of key mining and processing equipment now complete. Antimony ore extraction and process plant construction remain on schedule to commence this year.

In parallel, we have successfully completed a ZTEM geophysical survey, which will significantly enhance our targeting capabilities and support our generative exploration programs. These programs are now underway with the objective of making new discoveries and advancing more than 20 existing prospects across the Estelle Gold and Critical Minerals Project, which spans over 200 square miles.

These exciting operational milestones, combined with the successful completion of our U.S. redomicile, represent a transformational period for Nova Minerals as we continue to advance rapidly toward antimony and gold production. We are building momentum on multiple fronts and remain focused on creating long-term value for our shareholders while strengthening America’s domestic supply of critical minerals and precious metals.”

Figure 1. Drill on RPM ridge line

Figure 2. Crusher screener plant assembly in process at Whiskey Bravo site.

Figure 3. Drilling commenced on the ridge at the Stibium antimony-gold prospect

About Nova Minerals Corp

Nova Minerals Corp is advancing one of the world’s largest undeveloped gold deposits into production and securing a US domestic supply of the critical mineral antimony. The Company is focused on the exploration and development of the Estelle Gold and Critical Minerals Project, located in Alaska, a tier-one mining jurisdiction.

Estelle hosts two defined multi-million-ounce gold resources, and more than 20 prospects distributed along a 35-kilometre mineralized trend, in the prolific Tintina Gold Belt, a province which hosts a >220 million ounce (Moz) documented gold endowment and some of the world’s largest gold mines and discoveries including, Kinross Gold Corporation’s Fort Knox Gold Mine. In parallel, Nova is advancing its critical minerals strategy, fully-funded by a US$43.4 million U.S. Department of War award to develop a domestic antimony supply chain, targeted for production in late 2026/2027.

Further discussion and analysis of the Estelle Project is available through the interactive Vrify 3D animations, presentations, and videos, all available on the Company’s website www.novamineralscorp.com.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act which are subject to the “safe harbor” created by those sections. All statements, other than statements of historical fact, contained in this press release are forward-looking statements and that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on Nova Minerals Corp’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Forward-looking statements contained in this announcement are made as of this date, and Nova Minerals Corp undertakes no duty to update such information except as required under applicable law.

Investor Relations:	Nova Minerals
Dave Gentry, CEO	Craig Bentley
RedChip Companies, Inc.	Director
Phone: 1-407-644-4256	Phone: 1-720-550-4223
Email: NVA@redchip.com	Email: craig@novamineralscorp.com